UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AMERICA SERVICE GROUP INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of America Service Group Inc.:

The 2007 Annual Meeting of Stockholders of America Service Group Inc. will be held on Wednesday, June 13, 2007, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee, to consider and vote on the following proposals:

1. the election of eight directors for a term of one year;

2. the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

3. such other matters as may properly come before the meeting or any adjournments thereof.

All stockholders of record as of the close of business on April 20, 2007, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available during the 10 day period preceding the meeting at our offices located in Brentwood, Tennessee. Your attention is directed to the proxy statement accompanying this notice.

You are cordially invited to attend the annual meeting in person. Even if you plan to attend in person, please sign, date and return the enclosed proxy at your earliest convenience. You may revoke your proxy at any time prior to its use.

By Order of the Board of Directors,

/s/  Andrew L. Schwarcz

ANDREW L. SCHWARCZ
Secretary

Brentwood, Tennessee
May 9, 2007

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by mail as promptly as possible to ensure the presence of a quorum for the meeting. To vote and submit your proxy, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you attend the meeting, you may, of course, revoke the proxy and vote in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2007

This proxy statement is furnished by and on behalf of our Board of Directors (the “Board”) to the holders of shares of common stock, par value $.01 per share, of America Service Group Inc. and subsidiaries (“ASG” or the “Company”) in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders to be held on Wednesday, June 13, 2007, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee, and at any adjournments thereof. This proxy statement and accompanying form of proxy are first being sent to stockholders on or about May 9, 2007.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of ASG common stock. This proxy statement describes the matters on which we are asking the stockholders to vote. It also gives you information on these matters so that you can make an informed decision.

When you sign the proxy card, you appoint each of Mr. Michael Catalano and Mr. Andrew L. Schwarcz as your proxies, or representatives, at the meeting. Mr. Catalano and Mr. Schwarcz will vote your shares, as you have instructed them on the proxy card, at the meeting. If you sign and return your proxy card, but fail to indicate your voting instruction for any given matter, the proxies will vote your shares in accordance with the recommendations of the Board. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Catalano and Mr. Schwarcz will vote your shares, under your proxy, in accordance with the recommendations of the Board. If no recommendation is given by the Board, the proxies will vote your shares in accordance with their own discretion.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will elect eight directors to serve on the Company’s Board until the 2008 Annual Meeting of Stockholders and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Stockholders will also act on any other matters that properly come before the meeting. We do not expect that any other matters will come before the meeting. The Company’s organizational documents do not authorize cumulative voting rights, and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Only stockholders of record at the close of business on April 20, 2007, which we refer to as the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon. At the close of business on the record date, 9,553,410 shares of our common stock were outstanding and entitled to vote at the meeting.

Who may attend the meeting?

Only beneficial owners of common stock of record at the close of business on the record date may attend the meeting. Registration and seating will begin at 10:00 a.m., local time. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Parking is available at our offices.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct the meeting. Proxies received but marked as “withhold authority to vote” or “abstain” will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will also be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

You may vote by mail.  You may do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board. If an issue comes up for vote at the meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, in accordance with the recommendations of the Board. If no recommendation is given by the Board, the proxies will vote your shares in accordance with their own discretion.

You may also vote in person at the meeting.  Written ballots will be given to anyone who wants to vote at the meeting. If you hold your shares in “street name,” you will need to obtain a proxy from the broker or bank that holds your shares in order to vote at the meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you can change your vote at any time before the proxy is exercised by (1) filing a notice of revocation with ASG’s corporate secretary; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

Will my shares be voted if I do not sign and return my proxy card?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. These are called “broker non-votes.” Shares represented by broker non-votes will, however, be counted in determining whether there is a quorum.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote “For” the election of the eight named nominees for the Board (see Proposal One). The Board recommends a vote “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see Proposal Two).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

What vote is required to approve each item?

For the election of directors, the eight persons receiving the greatest number of affirmative votes cast at the annual meeting will be elected as directors. This number is called a “plurality.” Abstentions and broker non-votes will have no effect on the outcome of the election of directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other business that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes will not be voted although they will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have the effect of a negative vote.

Who will pay for this solicitation?

We will bear the cost of this solicitation. In addition to solicitation by mail, some of our officers and employees may solicit proxies in person, by telephone or otherwise. Our officers and employees will not be paid any additional compensation for their solicitation efforts. We may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals at our expense.

CORPORATE GOVERNANCE

We have adopted a formal set of Corporate Governance Standards (the “Standards”) that embody many of our long-standing practices and incorporate various policies and procedures that strengthen our commitment to best practices. These Standards, together with the charters of the committees of the Board and other key practices of the Board, provide the basis for our governance. The Board will review the Standards and other aspects of our governance annually or more often if deemed necessary. The following is a summary of certain key elements of the Standards. The full text of the Standards is available on our website at www.asgr.com.

The Standards outline the composition, operations and responsibilities of the Board. At least a majority of the members of the Board must be independent, as defined by applicable law and the listing requirements of the Nasdaq Global Select Market (the “Nasdaq listing standards”). The Board has determined that two of the Company’s directors, Michael Catalano and Richard D. Wright, are not “independent” within the meaning of the rules of the Nasdaq Global Select Market (“Nasdaq”) as currently in effect. Mr. Wright will be considered independent on the third anniversary of the termination of the consulting agreement between us and healthprojects, LLC, a company that is 100% owned by Mr. Wright. This consulting agreement was mutually terminated as of September 1, 2005. For further information on director independence, see “Information as to Directors, Nominees and Executive Officers — Director Independence.”

In order to ensure that each director is able to devote sufficient time, energy and attention to perform his or her duties as a director, the Standards provide that a director who also serves as a senior officer, or equivalent position of an unaffiliated company, should not serve on more than two boards of public companies in addition to our Board, and other directors should not serve on more than four other boards of public companies in addition to our Board. The Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) must obtain approval from the full Board to accept directorships with any unaffiliated companies. For more information on the Company’s CEO and CFO, see “Information as to Directors, Nominees and Executive Officers.”

In accordance with the Company’s organizational documents, directors are elected for a term of one year. The Board, however, believes that directors should not expect to be automatically nominated annually. Moreover, although the Board does not believe that arbitrary term limits on directors’ services are appropriate, it does believe that it is appropriate to institute specific limitations on an individual’s overall length of service. Specifically, except for those individual members of the Board as of April 26, 2006, the effective date of the Standards, who are exempt from this provision, at the time of a director’s 75th birthday, such director shall submit his or her resignation from the Board. To ensure that the Board remains composed of highly functioning members, however, the Corporate Governance and Nominating Committee of the Board is mandated to evaluate the performance of each existing director before recommending to the Board his or her nomination for an additional term. When an officer of the Company, who also serves as a member of the Board, resigns from his or her position as an officer, he or she shall also simultaneously submit his or her resignation from the Board. Moreover, when a director undergoes any significant change in his or her professional circumstances, including a change in their principal job responsibilities, he or she shall submit his or her resignation to the Board. Although the Standards further state that the Board is not required to accept the resignations in any of the aforementioned circumstances, the Board felt it was important to consider whether a particular member should continue to serve on the Board in these circumstances.

Pursuant to the Standards, the Board is required to hold regularly scheduled meetings at least four times a year and members of the Board are expected to attend all meetings of the Board and of the committees on which they serve. The Standards provide that the independent directors shall meet in executive session, without members of the Company’s management present, on a regular basis, but at least once each year. Directors have full and free access to our officers, employees and our books and records.

The Standards further provide that the Corporate Governance and Nominating Committee of the Board shall, together with the CEO, prepare and maintain a succession plan for the CEO and executive management. At least annually, this plan shall be discussed with the full Board. Furthermore, to ensure that the CEO is providing the best leadership for the Company, the Standards provide for the Corporate Governance and Nominating Committee to annually evaluate the CEO’s performance and report its results to all independent directors for discussion. For the upcoming year, the Corporate Governance and Nominating Committee has determined to review the Incentive Stock and Compensation Committee’s evaluation of the CEO and then determine its course of action, if any. For further information on executive compensation, see “Director and Executive Officer Compensation.”

In addition, the Corporate Governance and Nominating Committee shall lead an annual evaluation of itself, the full Board, each Board committee and each director. The Board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors at the Company’s expense.

PROPOSAL ONE: ELECTION OF DIRECTORS

INFORMATION AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Nominees

Pursuant to the Company’s Bylaws, the Board determines the overall size of the Board. Due to three director resignations in 2005 and 2006 and the quality of potential director candidates available to the Company, on June 14, 2006 after the 2006 Annual Meeting of Stockholders, the Board, in accordance with the Company’s Bylaws and adopting the recommendations of the Corporate Governance and Nominating Committee, expanded the size of the Board from seven members to eight members and appointed William M. Fenimore, Jr., John W. Gildea, William E. Hale and John C. McCauley to fill the four vacancies until the 2007 Annual Meeting of Stockholders or until their respective successor is elected and qualified. Based on the recommendation of the Corporate Governance and Nominating Committee, each of the eight directors listed below have been nominated by the Board for election to serve as a director until the 2008 Annual Meeting of Stockholders or until his successor is elected and qualified. Each nominee has consented to serve on the Board until such time.

If, prior to the 2007 Annual Meeting of Stockholders, any of the nominees should become unable to serve for any reason, the Board may (1) designate a substitute nominee or nominees, in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees, (2) allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or (3) eliminate the vacancy.

The Board recommends a vote “For” each nominee for director.

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Director Since

Michael Catalano, 55	Chairman of the Board of Directors since July 2000; President and Chief Executive Officer since September 1998; Executive Vice President of Development, General Counsel and Secretary from July 1996 to September 1998. Chairman and Director of Prison Health Services, Inc. (“PHS”), the Company’s primary operating subsidiary since 1998.	1998

William D. Eberle, 83	Chairman of the Board of Directors from March 1995 to August 1998; Chairman, Manchester Associates, L.P., an international consulting company, since 1995; of counsel to Kaye Scholer LLP, a law firm, since 1993; a director and member of the Compensation and Audit Committees of Ampco-Pittsburgh Corporation, a public industrial manufacturing company.	1991

Burton C. Einspruch, M.D., 71	Practicing physician since 1966; Clinical Professor of Psychiatry at Southwestern Medical Center since 1997; director of Dallas National Bank, a banking institution, since 1996; Chairman, Holocaust Studies Advisory Committee at the University of Texas at Dallas, since 1993; Fellow of the American College of Psychiatrists.	2000

William M. Fenimore, Jr., 63	Managing partner of BridgeLink LLC, a Swiss-based capital advising firm, since October 2003; President of Fenimore and Associates, a management and consulting company, from January 2000 to October 2003. Serves on the Board of Directors of Wausau Financial Systems and the Board of Directors of UTIX Corporation. UTIX Corporation is a publicly-traded corporation.	2006

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Director Since

John W. Gildea, 63	Managing director and founding principal of Gildea Management Co., a management company of special situations with middle market companies in the United States and Central Europe, since 2002. Serves on the Board of Directors of Misonix, Inc., a publicly-traded company, and Sterling Chemicals, Inc., a publicly-traded company. Also previously served as a member of the Company’s Board of Directors from 1986 to 1999.	2006

William E. Hale, 61	Managing Director and Founder of Hale Advisory Groups LLC, a consulting and advisory group specializing in mergers and acquisitions of healthcare and technology companies; President and Chief Executive Officer of Beech Street Corporation, one of the nation’s largest Preferred Provider Organizations, from June 1998 to June 2006. Served on the Board of Directors of America’s Health Insurance Plans and the Executive Committee of the Board of Directors for the American Association of Provider Organizations from 1999 to 2006.	2006

John C. McCauley, 58	Assistant Vice Chancellor, Risk and Insurance Management and University Counsel in the Office of General Counsel for Vanderbilt University since January 2007; Assistant Vice Chancellor, Risk and Insurance Management for Vanderbilt University since August 2004; Executive Director of Risk and Insurance Management for Vanderbilt University from March 1996 to August 2004. Served as a member of the Board of Directors of American Retirement Corporation, a publicly-traded corporation, from 2003 to 2006.	2006

Richard D. Wright, 61	Senior partner of Southwind Health Partners, a physician practice management and consulting company, since March 2006 and sole owner of healthprojects, LLC, a healthcare consulting firm, which was engaged by ASG from April 2005 to September 2005; Vice Chairman of Operations of ASG from December 2001 to March 2005; Chairman of Silicon Medical, a business services provider with Internet-based commerce software serving the healthcare supply segment, from April 2001 through December 2001; Chairman, President and Chief Executive Officer of Covation LLC, a provider of software integration and data management services for health care providers and organizations, from October 1998 through January 2001.	1999

Mr. Catalano, our Chairman, President and CEO, has entered into an employment agreement with us that requires, among other things, that the Board, during the term of such employment agreement, take all necessary steps to ensure that Mr. Catalano is slated as a management nominee to the Board. See “Director and Executive Officer Compensation — Post Employment Compensation.”

Committees and Meetings

The Board held seven meetings during the year ended December 31, 2006. The non-employee directors met separately, in executive session, two times during 2006 and the Corporate Governance and Nominating Committee, which is made up of all of the Company’s independent directors, met six times during 2006. During 2006, each director attended more than 75% of all meetings of the Board and the committees on which he or she served. The Board has adopted a policy whereby directors are required to attend the annual meeting of stockholders. At the 2006 annual meeting of stockholders, all Board members who were serving at that time were present.

Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which currently consists of Messrs. Eberle, Fenimore, and Hale, held 19 meetings during 2006 due, in large part, to the internal investigation into matters at our indirect subsidiary, Secure Pharmacy Plus, LLC (“SPP”). Mr. Eberle is the Chairperson of the Audit Committee. On June 14, 2006, Messrs. Fenimore and Hale were elected to the Audit Committee by the Board. Effective May 6, 2006 and May 8, 2006, Michael E. Gallagher and Carol R. Goldberg resigned as directors, respectively. Mr. Gallagher and Ms. Goldberg were serving on the Audit Committee at the time of their resignations and Mr. Gallagher was serving as Chairperson of the Audit Committee. Effective May 9, 2006, the Board elected Mr. Eberle to replace Mr. Gallagher as Chairperson of the Audit Committee. On that same date, the Board elected Mr. Wright to serve as an interim member of the Audit Committee. Effective June 14, 2006, it was determined by the Board that Mr. Wright, who was serving as an interim member of the Audit Committee at that time, would no longer serve on the Audit Committee effective as of that date. The functions of the Audit Committee, among other things, include:

•	recommending the appointment of our independent registered public accounting firm;

•	engaging and approving the fees of our independent registered public accounting firm;

•	meeting periodically with our management, internal audit, and our independent registered public accounting firm on matters relating to the annual audit, internal controls, and accounting principles of our financial reporting; and

•	reviewing potential conflict of interest situations, where appropriate.

In addition, the Audit Committee has the authority to investigate any matter brought to its attention, within the scope of its duties, with full access to our books, records, facilities, personnel and independent auditors, along with the power to retain, at our expense, such independent counsel, auditors or other experts as the Audit Committee deems necessary or appropriate. In 2005 and concluding on March 15, 2006, the Audit Committee conducted an investigation into matters at SPP.

The Audit Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com. The Board has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and that Mr. Eberle qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act and meets the Nasdaq professional experience requirements. In addition, the Board has determined that each Audit Committee member meets the independence requirements prescribed by the applicable law, the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq listing standards.

Incentive Stock and Compensation Committee.  The Incentive Stock and Compensation Committee, which currently consists of Dr. Einspruch, Mr. Fenimore and Mr. Gildea, held six meetings during 2006. On June 14, 2006, Messrs. Fenimore and Gildea were appointed to the Incentive Stock and Compensation Committee by the Board. As previously stated, effective May 6, 2006 and May 8, 2006, Michael E. Gallagher and Carol R. Goldberg resigned as directors, respectively. Mr. Gallagher and Ms. Goldberg were serving on the Incentive Stock and Compensation Committee at the time of their resignations and Ms. Goldberg was serving as Chairperson of the Incentive Stock and Compensation Committee. Effective May 9, 2006, the Board appointed Dr. Einspruch to replace Ms. Goldberg as Chairperson of the Incentive Stock and Compensation Committee. The Board has determined that each member of the Incentive Stock and Compensation Committee meets the independence requirements prescribed by all applicable laws, rules, regulations and standards, including but not limited to SEC rules and regulations and the Nasdaq listing standards. For more information regarding director and executive officer compensation and the Incentive Stock and Compensation Committee’s functions, see “Director and Executive Officer Compensation.”

The Incentive Stock and Compensation Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee currently consists of all independent directors including Mr. Eberle, Dr. Einspruch, Mr. Fenimore, Mr. Gildea, Mr. Hale and Mr. McCauley. The Corporate Governance and Nominating Committee held six meetings during

2006. On June 14, 2006, Messrs. Fenimore, Gildea, Hale and McCauley were appointed to the Corporate Governance and Nominating Committee by the Board. As previously stated, effective May 6, 2006 and May 8, 2006, Michael E. Gallagher and Carol R. Goldberg resigned as directors, respectively, and as members of the Corporate Governance and Nominating Committee. The Board has determined that each member of the Corporate Governance and Nominating Committee meets the independence requirements prescribed by the Nasdaq listing standards. The functions of the Corporate Governance and Nominating Committee, among other things, include:

•	identifying persons qualified to become members of the Board and to recommending to the Board proposed nominees for Board membership;

•	reviewing any candidates recommended by stockholders in accordance with the Company’s Bylaws and providing a process for receipt and consideration of any such recommendations;

•	recommending to the Board the directors to serve on each standing committee of the Board, and reviewing periodically the structure and respective functions of the committees of the Board;

•	ensuring that succession planning takes place for the position of CEO and other executive management positions;

•	leading the Board in its annual review of the performance of the Company’s CEO, the full Board, its committees and the directors;

•	reviewing the composition of the Board; and

•	developing, recommending to the Board, implementing, and periodically reviewing and reassessing a set of corporate governance standards setting forth the key practices of the Corporate Governance and Nominating Committee and of the Board.

The Corporate Governance and Nominating Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Ethics and Quality Assurance Committee.  The Ethics and Quality Assurance Committee currently consists of Dr. Einspruch, Mr. McCauley and Mr. Wright and held three meetings during 2006. The Chairman of the Committee is Dr. Einspruch. The functions of the Ethics and Quality Assurance Committee, among other things, include:

•	reviewing our annual Quality Assurance Plan;

•	evaluating our professional credentials program; and

•	receiving reports on compliance issues and our Code of Conduct & Ethics.

The Ethics and Quality Assurance Committee has adopted a charter which is available on our website at www.asgr.com.

Director Independence

The Board has reviewed and analyzed the independence of each director under the requirements of all applicable laws, rules, regulations and standards, including but not limited to SEC rules and regulations and the Nasdaq listing standards. The purpose of the review was to determine whether any particular relationships or transactions involving directors, their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board and its committees. As a result of this review, the Board affirmatively determined that all directors are independent for purposes of serving on the Board, except Mr. Catalano and Mr. Wright. Mr. Catalano and Mr. Wright are not considered independent because they are either current employees, have been employed by us, or have been an independent contractor to the Company within the last three years. The Board has further determined that all members of the Incentive Stock and Compensation Committee, Corporate Governance and Nominating Committee, and Audit Committee are independent.

Selection of Director Nominees

The Corporate Governance and Nominating Committee’s process for selecting nominees typically begins with an evaluation of the performance of incumbent directors and a determination of whether our Board or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by its members, other directors, our executive officers and our stockholders, and the Corporate Governance and Nominating Committee has and may in the future engage a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board, which considers and makes the final selection of director nominees and directors to serve on its committees.

In assessing candidates for Board membership the Corporate Governance and Nominating Committee considers, among other factors, the candidates’ knowledge and experience within the areas of healthcare, corrections, multi-facility organizations, business, risk management and finance.

The Corporate Governance and Nominating Committee is also available to receive nominations appropriately submitted by stockholders. Upon receiving any such nominations, the Corporate Governance and Nominating Committee will consider the factors above in assessing any nomination submitted by stockholders. The Corporate Governance and Nominating Committee has adopted formal procedures for the submission of stockholders’ recommendations for nominees for Board membership as follows:

•	The Corporate Governance and Nominating Committee will consider candidates proposed by a stockholder or a group of stockholders who, individually or in the aggregate, beneficially owned more than 5% of our stock for a period of at least one year prior to the time of making such nomination. Consideration will also be given to other candidates as the Corporate Governance and Nominating Committee may deem appropriate to consider.

•	Any such stockholder nomination must be made at least 120 days before the one year anniversary of the mailing of the previous year’s proxy materials.

•	The stockholder sponsored nomination must be accompanied by an affidavit attaching proof of stock ownership including the number of shares owned and duration of that ownership.

•	The stockholder sponsored candidate’s resume or curriculum vitae must be attached to the proposed nomination along with a consent by such candidate to submit his or her name for consideration, consent to serve on the Board and consent to disclosure (or withholding of consent to disclose) of the identity of the candidate if he or she is not nominated by the Corporate Governance and Nominating Committee. The stockholder nominating the candidate should also state whether he or they will consent to disclose (or withhold consent to disclose) the identity of the shareholder making the submission of the candidate.

Such recommendations may be made by submitting the names and other pertinent information in writing to: Chairman of the Corporate Governance and Nominating Committee, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027. As of January 17, 2007, the Corporate Governance and Nominating Committee had not received a recommended nominee in connection with the 2007 Annual Meeting of Stockholders from any stockholder or group of stockholders that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation. Any such submissions for the 2008 Annual Meeting of Stockholders must be received by the Corporate Governance and Nominating Committee no later than January 8, 2008. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder.

Named Executive Officers

Our named executive officers (i.e., our CEO, CFO and the three most highly compensated executive officers other than the CEO and the CFO during 2006) are Mr. Michael Catalano, Chairman, President and CEO; Mr. Michael W. Taylor, Senior Vice President and CFO; Mr. Lawrence H. Pomeroy, Senior Vice President and Chief Development Officer; Mr. Richard Hallworth, Chief Operating Officer of ASG and the President and Chief

Executive Officer of PHS; and Dr. Carl J. Keldie, M.D., Corporate Medical Director of PHS. Information regarding Mr. Catalano is set forth above under “Information as to Directors, Nominees and Executive Officers — Nominees.” Certain information with respect to Mr. Taylor, Mr. Pomeroy, Mr. Hallworth and Dr. Keldie is set forth below.

Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)

Michael W. Taylor, 41(1)	Senior Vice President, Chief Financial Officer and Treasurer of the Company and Director of PHS since November 2001; Vice President, Chief Financial Officer and Treasurer for Mid-State Automotive Distributors, Inc., a publicly-traded automotive parts distributor, from January 1998 through October 2001; Director of Finance for Mid-States PLC, a United Kingdom holding company, from October 1994 through October 2001.

Lawrence H. Pomeroy, 53(1)	Senior Vice President and Chief Development Officer of both the Company and PHS since February 2003; Senior Vice President of Marketing of PHS since April 1998.

Richard Hallworth, 51(1)	Chief Operating Officer and the President and Chief Executive Officer and Director of PHS since March 2006; Chief Operating Officer for Tufts Health Plan, a health insurance company, from May 2002 to June 2005; Senior Vice President of Administration and Chief Financial Officer for Tufts Health Plan from September 1998 to May 2002. At Tufts Health Plan, a national leader in the managed care industry, Mr. Hallworth was responsible for all company operations. Prior to joining Tufts Health Plan, Mr. Hallworth was a partner at Ernst & Young, LLP and was responsible for leading the healthcare practice in the Portland, Maine office.

Dr. Carl J. Keldie, M.D., 54	Corporate Medical Director of PHS since August 2000; Regional Medical Director for InPhyNet Medical Management, an emergency services company, from 1982 to July 2000.

(1)	Messrs. Taylor, Pomeroy and Hallworth serve in their capacities pursuant to individual employment agreements which may be terminated upon 30 days notice by either party. See “Director and Executive Officer Compensation — Post Employment Compensation.”

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth below is information with respect to beneficial ownership of our common stock, par value $.01 per share, as of April 20, 2007 by each director, our named executive officers and all directors and named executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such person.

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name	Owned(1)	60 Days(2)	Ownership	Owned(3)

Directors and Executive Officers:
Michael Catalano	21,622	198,923	220,545	2.26%
William D. Eberle	38,357	62,839	101,196	1.05%
Burton C. Einspruch, M.D.	3,150	51,300	54,450	*
William M. Fenimore, Jr.	11,500	—	11,500	*
John W. Gildea	14,500	—	14,500	*
William E. Hale	12,650	—	12,650	*
John C. McCauley	12,000	—	12,000	*
Richard D. Wright	52,153	9,000	61,153	*
Michael W. Taylor	13,752	80,300	94,052	*
Lawrence H. Pomeroy	1,223	146,005	147,228	1.52%
Richard Hallworth	620	15,000	15,620	*
Carl J. Keldie, M.D.	5,625	72,041	77,666	*
All directors and executive officers as a group (12 persons)	187,152	635,408	822,560	8.07%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:

• Mr. Eberle — Includes 38,357 shares designated as collateral to secure a loan provided by Merrill Lynch to Mr. Eberle. The Company understands that the loan is unrelated to shares of the Company;

• Mr. Hale — Includes 330 shares owned by Mr. Hale’s daughters; and

• Mr. Wright — Includes 725 shares owned by Mr. Wright’s wife.

(2)	Reflects the number of shares that could be purchased upon exercise of stock options at April 20, 2007 or within 60 days thereafter.

(3)	Based on 9,553,410 shares of common stock outstanding on April 20, 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, par value $.01 per share, as of April 20, 2007, by each stockholder who was known by us to beneficially own more than 5% of our common stock as of such date, based on information furnished to us and filed with the SEC. Except as otherwise indicated, each stockholder has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such stockholder.

	Shares
	Beneficially		Percentage
Name and Address	Owned		of Class(1)

Southern Sun Asset Management 6000 Poplar Avenue, Suite 220 Memphis, TN 38119	1,794,844	(2)	18.8%
A group comprised of Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,102,000	(3)	11.5
Epoch Investment Partners, Inc. 640 Fifth Avenue, 18th Floor New York, NY 10019	651,590	(4)	6.8
Healthinvest Partners AB Arsenalsgatan 4 SE-111 47 Stockholm Sweden	563,530	(5)	5.9
A group comprised of Wells Fargo & Company and Wells Capital Management, Inc. 525 Market Street San Francisco, CA 94105	550,850	(6)	5.8

(1)	Based on 9,553,410 shares of common stock outstanding on April 20, 2007.

(2)	Based on a Schedule 13F filed with the SEC on February 8, 2007.

(3)	Based on Amendment No. 3 to a Schedule 13G filed with the SEC on April 9, 2007. According to such schedule, Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler have shared voting and dispositive power with respect to 951,800 and 1,102,000 shares of common stock, respectively.

(4)	Based on a Schedule 13G filed with the SEC on February 12, 2007.

(5)	Based on a Schedule 13G filed with the SEC on February 8, 2007.

(6)	Based on a Schedule 13G filed with the SEC on January 30, 2007. According to such schedule, Wells Fargo & Company may be deemed to beneficially own with sole voting and dispositive power 518,750 and 538,250 shares of common stock, respectively. Wells Capital Management, Inc. may be deemed to beneficially own with sole voting and dispositive power 495,850 and 550,850 shares of common stock, respectively.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

The objective of the Company’s executive compensation program is to provide compensation to its management team that allows the Company to recruit, retain, and motivate highly capable executive personnel, and that incorporates the concepts of:

•	being competitive in applicable labor markets;

•	offering an appropriate return on investment for stockholders;

•	being simple and easy to understand and administer;

•	being responsive to the needs of our executives; and

•	complying with the Company’s standards of corporate governance and all legal guidelines.

A philosophical concept built into all of our programs is to reward results, not effort. Additionally, we believe that fixed compensation (base salaries and benefits) is for expected results and that variable compensation (both short- and long-term) should commence above that level.

Incentive Stock and Compensation Committee and the Compensation Decision Process.  The Incentive Stock and Compensation Committee (the “Committee” as used in this section only) of the Board is composed of three directors who meet the independence requirements of the Nasdaq listing standards. For more information regarding the composition of the Committee, see “Information as to Directors, Nominees and Executive Officers — Committees and Meetings.” The Committee is charged with, among other things:

•	monitoring compensation of all executive officers and directors;

•	reviewing and approving compensation of the CEO and other executive officers; and

•	administering the America Service Group Inc. Amended and Restated Incentive Stock Plan (the “Amended and Restated Incentive Stock Plan”) and the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan (the “Amended and Restated 1999 Incentive Stock Plan”).

The Committee engages an independent management compensation consultant, McDaniel & Associates (the “Consultant”), to advise the Committee on executive and director compensation. The Consultant develops suggested benchmark companies to be used as external references, advises the Committee on industry best practices, recommends base salary modifications for the Company’s named executive officers, reviews and recommends modifications to the Company’s annual incentive compensation plan, advises the Company as to the form of long-term compensation to use, and recommends long-term compensation awards for the Company’s named executive officers and overall equity grants for the entire organization. The Committee meets with the Consultant in executive session at least twice per year. Management is not present during any part of an executive session.

The Company’s Chief Administrative Officer (the “CAO”) works directly with the Committee and the Consultant in support throughout the compensation deliberation and determination process. Typically, the CAO and the CEO meet with the Committee to discuss all pay decisions other than those related to the CEO. The Committee delegates to the CEO:

•	decisions regarding base salary levels for positions other than named executive officers, as long as such decisions are within the overall salary budget;

•	the responsibility to develop annual incentive plans for positions below the senior vice president level;

•	the development of recommendations of all equity grants other than those for named executive officers; and

•	the recommendation of all compensation plan changes for the Company’s named executive officers other than the CEO.

The Committee makes all decisions on compensation for the CEO through consultation with the Consultant.

Comprehensive Plan.  To compensate its executive management, the Company provides a number of programs it believes are competitive relative to the benchmark group, as discussed below, and best supports its compensation objectives. The following are the programs that are used:

•	base salary — to recognize sustained, individual long-term performance;

•	annual incentive compensation — to promote the achievement by the Company of annual objectives that the Committee believes will lead to long-term increases in stockholder value;

•	long-term equity incentive — to promote retention of executive talent and to foster long-term planning and execution, which the Committee believes will lead to an increase in stockholder value;

•	benefits and perquisites — to provide programs that meet employee needs and promote recruitment and retention; and

•	executive severance and change in control agreements — to provide competitive programs to help the Company recruit and retain qualified senior personnel.

Use of Compensation Benchmarks.  Each year, the Consultant develops a recommended group of companies based on the parameters set forth below to use as benchmarks in comparing compensation. This group of companies will comprise the “Market” as that term is used throughout this Compensation Discussion and Analysis. The Consultant uses a primary database composed of publicly-traded and privately-held companies. These companies are geographically diverse and situated in the health services industry, and are in a comparable size range to the Company, considering revenue, market capitalization and other appropriate indicators. At all times, the Consultant utilizes as large a number of companies in the database as necessary to mitigate against year to year volatility, as long as such companies fit the parameters set forth above. The list of benchmark companies is modified from time to time as needed to reflect changes in described parameters. During 2006, the benchmark group consisted of Accredo Health, Inc.; Alliance Imaging, Inc; American HomePatient, Inc.; AMN Healthcare Services; AmSurg Corp.; Apria Healthcare Group, Inc.; BioScrip, Inc.; Cross Country Healthcare, Inc.; Five Star Quality Care, Inc.; Genesis Health Services; Hanger Orthopedic Group; Lincare Holdings, Inc.; Magellan Health Services; National HealthCare Corp.; Odyssey Healthcare, Inc.; Option Care, Inc.; Pediatrix Medical Group; Psychiatric Solutions, Inc.; RehabCare Group, Inc.; Res-Care, Inc.; Sun Healthcare; United Surgical Partners; and various privately-held companies.

While the Committee realizes that there may be other companies suitable for inclusion in the benchmark group, it is comfortable with the size and diversity of the primary database and the competitive benchmarks it provides. The Consultant may also recommend using secondary databases, as appropriate, that may consist of other companies in the healthcare industry, and various functional surveys, as needed, regardless of industry relevance.

As the Committee compares the Company’s compensation to the Market, the Committee considers the primary data as the most relevant. The Consultant, in developing recommendations, also accesses secondary sources as a quality check against the primary databases. If there are substantial discrepancies, those are reviewed and the Consultant may recommend to the Committee what action to take regarding those differences.

Unless otherwise specified herein, each component of an individual’s compensation package is set at levels targeted to be competitive with the Market. Generally, the target is the 50th percentile of the Market. The actual amount that an executive may realize will be higher or lower than the 50th percentile depending on company and individual performance. It is the objective to have a strong link between individual and company performance and executive compensation such that if the Company and individual perform at an optimal level, total compensation is high relative to the Market. Conversely, if either the Company or individual performance is below goals set by the Board, total compensation may be less relative to the Market.

Link to Organizational Performance.  The Company believes that its executive compensation program has a strong link to organizational performance, both short- and long-term. A close correlation between the rewards to its executives and the strategic and financial success of the Company is expected.

Base Salary.  The target level for an executive’s base salary is within the 50th percentile of the Market, modified to reflect individual long-term performance and experience. Base salary is reviewed annually and possibly adjusted based on changes in competitive pay levels, the executive’s performance as measured against individual, business group, and Company-wide goals, as well as changes in the executive’s role with the Company. For 2006, the Committee awarded increases in the annual base compensation for executive officers ranging from 0% to 6.5% of their annual base compensation from 2005 to 2006, as follows:

	2005 Base	2006 Base
	Salary	Salary	Increase
Name	($)	($)	(%)

Michael Catalano	525,000	525,000	—
Michael W. Taylor	260,000	277,000	6.5
Richard Hallworth	—	315,000	—
Lawrence H. Pomeroy	227,700	234,544	3.0
Dr. Carl J. Keldie, M.D.	302,715	311,797	3.0

Base salary changes for the executive group are typically effective at the beginning of each year. However, because of the Audit Committee investigation into matters at SPP that was occurring during the first part of 2006, the Committee delayed implementation of any changes in base salary until the investigation was complete. Therefore, the decision to grant increases in base salary for 2006 was made during a Committee meeting in May 2006, but there was a retroactive payment made to give effect to the increase having been made on January 1, 2006.

The Committee believes these actions were taken within the parameters of the objectives described above.

Annual Incentive Compensation.  The targeted cash payout amount (as a percent of base salary) under the Company’s 2006 Incentive Compensation Plan (the “2006 Plan”) was set by job title and description at amounts no higher than the 50th percentile of the Market, as determined by the Consultant when it reviewed Market data. For 2006, target incentives for all of the Company’s named executive officers were established at 50% of base salary. The Committee believes these amounts are competitive with the Market with the exception of the percentage opportunity for Mr. Catalano, the Company’s CEO. The Consultant indicated to the Committee that the Market target incentives for CEO positions were somewhat higher than for other executive personnel but Mr. Catalano has consistently asked the Committee to make his the same as for other personnel in order to foster feelings of teamwork and egalitarianism.

The financial objectives and compensation targets for the 2006 Plan are typically established in December for the upcoming year but, due to the Audit Committee investigation referred to above, the Committee decided to delay implementation of the 2006 Plan for all covered employees until June 2006. However, the target amounts, both goals and earnings potential, were applicable for the whole year.

It is the Committee’s general belief that few, if any, annual incentives should be paid to the Company’s named executive officers if financial performance is less than budgeted. Therefore, before any annual incentive is paid, budgeted results must be achieved. For 2006, corporate adjusted pre-tax income was selected as the most relevant measure of financial performance because the Company’s named executive officers have a direct impact on the achievement of that objective, and, in the Committee’s opinion, corporate adjusted pre-tax income has a significant impact on stockholder value. The corporate adjusted pre-tax income target for 2006 was $16.5 million. In accordance with the 2006 Plan, all named executive officers had the same performance measures, except for Dr. Keldie. Dr. Keldie, as Chief Medical Officer of PHS, is charged with overseeing the quality of medical care provided throughout PHS; therefore, if budgeted results were achieved and funds for any annual incentive was available, his incentive would be based on the achievement of qualitative goals as determined by the CEO of PHS with the approval of the Ethics and Quality Assurance Committee of the Board of Directors.

The 2006 Plan dictated that if the corporate adjusted pre-tax income target had been exceeded, 50% of any earnings above such target would have been allocated to management incentives up to a maximum of 200% of incentive target for the Company’s named executive officers. Since the Company did not make its 2006 corporate adjusted pre-tax income target, no incentives were paid to the Company’s named executive officers in 2006. The Committee has discretion in modifying payouts under the 2006 Plan, based on qualitative judgments about performance, which may include, but not be limited to, execution of strategy, completion of strategic acquisitions and significant advances in quality of healthcare delivery. The Committee did not use that discretion in 2006 to pay any bonuses to the Company’s named executive officers. Therefore, total cash compensation paid to the Company’s named executive officers in 2006 was below Market.

Long-term Equity Incentives.  The Company’s long-term equity incentive program incorporates the following objectives of:

•	fostering long-term planning and execution;

•	reflecting prevailing competitive practices;

•	promoting management retention by providing (i) a fair, equitable reward program, (ii) motivation to management to work for longer-term payoffs, and (iii) rewards that are forfeitable due to time vesting requirements; and

•	encouraging the long-term increase in stockholder value by rewarding executives as stockholders are rewarded, and resulting in a decrease in management wealth when stockholder value decreases.

While the Committee periodically explores the advisability of incorporating other forms of long-term compensation, it continues to use stock options because they create value for management only as value is created for stockholders. The intention in this area is to provide for a competitive level of equity awards so that over a period of time, the percentage of the Company’s outstanding shares that is used for equity compensation as a percent of market capitalization is based on the 50th percentile of the Market. Additionally, for individual executives, as a primary target, we utilize data that shows ownership opportunity levels for similarly-situated executives in the Market, as indicated by the total number of equity shares they are awarded divided by the outstanding shares of the Company.

Historically, options were issued by the Board on the same date as the annual meeting of stockholders and priced as of the closing share price on the date of such meeting, absent the presence of material non-public information. In 2007, the Committee established a policy whereby equity awards, if any, shall be issued and priced as of the closing share price on the 3rd trading day following the second quarter earnings release. If the Company is in possession of material non-public information at the time an award would normally be made, the Committee may determine that the award or the effective date of the award should be deferred.

The Company does not issue any options at an exercise price below market. Additionally, reload options are not used and the Company does not re-price options.

Periodically, upon initial employment of a key employee, promotion of a key employee, or as circumstances may warrant, the Committee may award options or restricted shares in conjunction with such event.

Overall, the Committee believes that the option awards made in 2006 were done so in keeping with the policy of targeting the 50th percentile as explained above. From time to time, there may be some variation with individual awards from the Market to reflect individual performance and position criticality, or other factors. For the 2006 awards, for example, Mr. Catalano asked the Committee to lower the Consultant’s recommendation made for his option grant to permit larger awards for other personnel.

All options issued in 2006 were made under the Amended and Restated 1999 Incentive Stock Plan and vest in one-third increments annually beginning at the first anniversary of the date of issuance.

Benefits and Perquisites.  The Company’s named executive officers are eligible to participate in the same benefits as offered to all other employees, specifically health plans, dental plans, 401(k) program, group-term life insurance, sick leave, long-term disability benefits and annual paid leave. There are no executive benefits or perquisites and no deferred compensation or special retirement plans are provided.

Additionally, the Company’s named executive officers are eligible to participate in the Company’s Employee Stock Purchase Program in the same capacity as all other eligible employees. The Employee Stock Purchase Plan allows eligible employees to elect to purchase shares of common stock through voluntary automatic payroll deductions of up to 10% of the employee’s annual salary. During 2006, Richard Hallworth was the only named executive officer to participate in the Employee Stock Purchase Program, through which he acquired 620 shares of common stock.

Executive Severance and Change in Control Agreements.  The Company has entered into employment agreements with four of its named executive officers: Michael Catalano, Michael W. Taylor, Lawrence H. Pomeroy and Richard Hallworth. These employment agreements govern the type and amount of compensation that the named executive officer would receive based on various events and are designed to provide competitive programs to help the Company recruit and retain qualified personnel. The Committee believes that the provisions of all of these employment agreements are within normal competitive practices for other healthcare companies the size of the Company. More detailed information regarding applicable payments under such agreements for the aforementioned named executive officers is provided under the heading “Post Employment Compensation” and “Potential Payments Upon Termination or Change-in-Control” on pages 22 to 25.

Compensation Decisions for 2007.  As discussed above, the financial objectives and compensation targets of the Company’s annual incentive compensation plan are established in December for the upcoming year. As such, on December 6, 2006, based on the recommendation of the Committee, the Board approved the Company’s 2007 Incentive Compensation Plan (the “2007 Plan”). The 2007 Plan is consistent with the terms of the 2006 Plan except for the earnings target, which is set at corporate adjusted EBITDA of $19.5 million for the 2007 Plan.

Additionally, on December 5, 2006, after consideration of presentations and recommendations of management and the Consultant, and such other matters and information as deemed appropriate, the Committee approved resolutions with respect to 2007 base salaries of the Company’s named executive officers. The table below summaries the 2007 base salaries approved for the Company’s named executive officers, which were effective January 1, 2007:

2007 Base
Salary
Name	($)

Michael Catalano	550,000
Michael W. Taylor	300,000
Richard Hallworth	330,000
Lawrence H. Pomeroy	250,000
Dr. Carl J. Keldie, M.D.	318,033

Tax and Accounting Implications.  Section 162(m) of the internal revenue code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the CEO or any of the other four most highly compensated executive officers serving at the end of the year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Committee’s actions with respect to section 162(m) in 2006 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under section 162(m) will in fact do so.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its long-term equity incentive program, which includes stock option grants as well as restricted stock grants, and its Employee Stock Purchase Program, in accordance with the requirements of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”).

Report of the Incentive Stock and Compensation Committee

The Incentive Stock and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by
The Incentive Stock and
Compensation Committee

BURTON C. EINSPRUCH, Chair
WILLIAM M. FENIMORE, JR
JOHN W. GILDEA

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal Position				Stock	Option	Incentive Plan	Compensation	All Other
(of ASG unless otherwise		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
indicated)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Michael Catalano(1)	2006	539,810	—	—	978,189	—	—	2,322	1,520,321
Chairman of the Board, President and Chief Executive Officer
Michael W. Taylor	2006	276,673	—	—	332,867	—	—	265	609,805
Senior Vice President and Chief Financial Officer
Richard Hallworth(6)	2006	235,039	—	3,410	85,679	—	—	50,565	374,693
Chief Operating Officer and President of PHS
Lawrence H. Pomeroy	2006	235,622	—	—	332,867	—	—	503	568,992
Senior Vice President and Chief Development Officer
Dr. Carl J. Keldie, M.D.	2006	311,622	—	—	157,364	—	—	714	469,700
Corporate Medical Director of PHS

(1)	The amount received in salary by Mr. Catalano in 2006 above the base salary is due to a voluntary buyback of unused vacation, on a discounted basis, pursuant to a Company-wide program.

(2)	The amount in this column represents the dollar amount recognized for financial reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS No. 123(R) for shares purchased by the executive officer during 2006 through the Company’s Employee Stock Purchase Plan. Refer to Note 18, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 9, 2007 for the relevant assumptions used to determine the valuation of the stock award.

(3)	Amounts in this column represent the dollar amount recognized for financial reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS No. 123(R) for all awards granted in or prior to 2006. Refer to Note 18, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements

included in the Annual Report on Form 10-K filed on March 9, 2007 for the relevant assumptions used to determine the valuation of the option awards.

(4)	As the Company did not meet its annual financial earnings goal, no incentives were paid in 2006 to its named executive officers.

(5)	“All Other Compensation” consists solely of amounts paid by us for term life insurance coverage for the named executive officer, except for Mr. Hallworth who also received a $50,000 moving allowance in 2006.

(6)	Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS.

Grants of Plan-Based Awards Table

								All Other
								Stock	All Other
								Awards:	Options	Exercise	Grant
		Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Number of	Price of	Value of
		Plan Awards (1)(2)			Awards			of Stock	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Grant Date	($)(3)	($)	($)	($)	($)	($)	(#)	Options (#)	($/Sh)(4)	($)

Michael Catalano	6/16/2006	—	—	—	—	—	—	—	50,000	14.55	401,000
	N/A	—	262,500	525,000	—	—	—	—	—	—	—
Michael W. Taylor	06/16/2006	—	—	—	—	—	—	—	20,000	14.55	160,400
	N/A	—	138,500	277,000	—	—	—	—	—	—	—
Richard Hallworth	03/28/2006	—	—	—	—	—	—	—	30,000	13.40	261,300
	06/16/2006	—	—	—	—	—	—	—	15,000	14.55	120,300
	N/A	—	118,125	236,250	—	—	—	—	—	—	—
Lawrence H. Pomeroy	06/16/2006	—	—	—	—	—	—	—	20,000	14.55	160,400
	N/A	—	117,272	234,544	—	—	—	—	—	—	—
Dr. Carl J. Keldie, M.D.	06/16/2006	—	—	—	—	—	—	—	5,000	14.55	40,100
	N/A	—	155,811	311,622	—	—	—	—	—	—	—

(1)	Amounts included represent the possible target (50% of base salary) and maximum (100% of based salary) payouts under the Company’s 2006 Plan. Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS, therefore in accordance with the Company’s 2006 Plan, his eligibility for incentive compensation is pro-rated based on the full calendar months of employment. As the Company did not meet its annual financial earnings goal, no incentives were paid in 2006 to its named executive officers.

(2)	The table above does not reflect information with respect to the Company’s 2007 Plan, a discussion of which is included in the section titled, “Compensation Discussion and Analysis — Compensation Decisions for 2007.”

(3)	The Company’s 2006 Plan does not provide for a threshold.

(4)	The exercise price of the stock option awards is equal to the closing price of the Company’s common stock as reported on Nasdaq on the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the grant of stock options as of the year ended December 31, 2006 to each of our named executive officers. Each option included in the following table has an exercise price per share equal to the fair market value per share of our common stock on the date of grant.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	Option
	Exercisable	Unexercisable		Exercise	Expiration
Name	(#)	(#)		Price ($)(6)	Date

Michael Catalano	6,423	—		15.57	06/06/2011
	95,000	47,500	(2)	23.31	06/16/2014
	16,667	33,333	(3)	19.49	06/15/2015
	—	50,000	(4)	14.55	06/16/2016
Michael W. Taylor	15,300	—		2.14	11/01/2011
	30,000	15,000	(2)	23.31	06/16/2014
	6,667	13,333	(3)	19.49	06/15/2015
	—	20,000	(4)	14.55	06/16/2016
Rich Hallworth(1)	—	30,000	(5)	13.40	03/28/2016
	—	15,000	(4)	14.55	06/16/2016
Lawrence H. Pomeroy	40,500	—		7.04	03/24/2008
	25,430	—		9.50	08/30/2009
	8,653	—		10.42	05/17/2010
	6,423	—		15.57	06/06/2011
	30,000	15,000	(2)	23.31	06/16/2014
	6,667	13,333	(3)	19.49	06/15/2015
	—	20,000	(4)	14.55	06/16/2016
Dr. Carl J. Keldie, M.D.	31,875	—		13.33	09/13/2010
	14,999	—		11.16	06/24/2013
	10,000	5,000	(2)	23.31	06/16/2014
	4,250	8,500	(3)	19.49	06/15/2015
	—	5,000	(4)	14.55	06/16/2016

(l)	Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS.

(2)	Options vest on 6/16/2007.

(3)	One-half of these options vest on 6/15/2007 and the remaining one-half will vest on 6/15/2008.

(4)	Options vest in one-third increments annually with the first one-third vesting on 6/16/2007.

(5)	Options vest in one-third increments annually with the first one-third having vested on 3/28/2007.

(6)	The option exercise price reflects the Company’s stock split authorized on September 24, 2004.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to the exercise of stock options during the year ended December 31, 2006 for each of our named executive officers.

Option Awards
	Number of Shares	Value Realized
	Acquired on	on
Name	Exercise (#)	Exercise ($)(1)

Michael Catalano	—	—
Michael W. Taylor	10,002	127,125
Richard Hallworth(2)	—	—
Lawrence H. Pomeroy	—	—
Dr. Carl J. Keldie, M.D.	—	—

(1)	The value realized was computed by determining the difference between the market price of the underlying security at exercise as determined by Nasdaq and the exercise price of the option. These shares are reflected in Mr. Taylor’s security ownership as listed under the section titled, “Security Ownership of Directors and Officers.”

(2)	Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS.

Post Employment Compensation

Pension Benefits.  We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees. The Company has a 401(k) Retirement Savings Plan (the “401(k) Plan”) covering substantially all employees who have completed one year and 1,000 hours of service. The 401(k) Plan permits eligible employees to defer and contribute to the 401(k) Plan a portion of their compensation. Our named executive officers are eligible to participate in the 401(k) Plan. The Company may, at the Board’s discretion, match employee contributions to the 401(k) Plan ranging from 1% to 3% of eligible compensation, depending on the employee’s years of participation. Michael Catalano and Lawrence H. Pomeroy were the only named executive officers to participate in the 401(k) Plan during 2006. The Company made no matching contributions in 2006.

Nonqualified Deferred Compensation.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment Agreements.  We have entered into employment agreements with four of our named executive officers, including Michael Catalano, Michael W. Taylor, Lawrence H. Pomeroy and Richard Hallworth. Summaries of the employment agreements are included below.

Michael Catalano.  On September 1, 1998, we entered into an amended and restated employment agreement with Michael Catalano pursuant to which Mr. Catalano would serve as President and Chief Executive Officer of the Company. Mr. Catalano’s employment agreement establishes a minimum annual base salary of $190,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Upon termination without cause or 90 days following a change in control, all unexercised stock options granted to Mr. Catalano under our Amended and Restated Incentive Stock Plan or Amended and Restated 1999 Incentive Stock Plan will accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination 90 days following a change in control, Mr. Catalano, or his estate, is entitled to two-year’s compensation plus an amount equal to the incentive compensation that Mr. Catalano could have earned in the year of termination, not to be less than 45% of Mr. Catalano’s annual base salary on the date of termination. Mr. Catalano is subject to a non-competition agreement following termination and certain confidentiality provisions. Mr. Catalano’s employment agreement provides for perpetual employment until terminated by appropriate written notice by either party and requires that the Board of Directors shall take all necessary actions to ensure that Mr. Catalano is slated as a management nominee to the Board during his employment.

Michael W. Taylor.  On October 15, 2001, we entered into an employment agreement with Michael W. Taylor pursuant to which he was appointed Senior Vice President and Chief Financial Officer. Mr. Taylor’s employment agreement establishes a minimum annual salary of $200,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Taylor’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause or a change in control, all unexercised stock options issued to Mr. Taylor under our Amended and Restated Incentive Stock Plan or Amended and Restated 1999 Incentive Stock Plan shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or if he is not offered a continuation of his job following a change in control, Mr. Taylor, or his estate, is entitled to continue to receive his base salary for one year following such termination date, plus any bonuses, incentive compensation, or other payments due which, pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Taylor is subject to a non-competition agreement following termination and certain confidentiality provisions.

Lawrence H. Pomeroy.  On March 24, 1998, we entered into an employment agreement with Lawrence H. Pomeroy pursuant to which he was appointed Senior Vice President responsible for sales and marketing of Prison Health Services. Mr. Pomeroy’s employment agreement establishes a minimum annual salary of $160,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. This Agreement was not amended when Mr. Pomeroy assumed the additional duties of Chief Development Officer. Mr. Pomeroy’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon termination without cause or 90 days following a change in control, all unexercised stock options granted to Mr. Pomeroy under our Amended and Restated Incentive Stock Plan or Amended and Restated 1999 Incentive Stock Plan will accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or termination 90 days following a change in control, Mr. Pomeroy, or his estate, is entitled to one-year’s compensation, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Pomeroy is subject to a non-competition agreement following termination and certain confidentiality provisions.

Richard Hallworth.  On March 28, 2006, we entered into an employment agreement with Richard Hallworth to serve as Chief Operating Officer and President and Chief Executive Officer of PHS. Mr. Hallworth’s employment agreement establishes a minimum annual salary of $315,000 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Hallworth’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause or a change in control, all unexercised stock options issued to Mr. Hallworth under our Amended and Restated Incentive Stock Plan or Amended and Restated 1999 Incentive Stock Plan shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause or if he is not offered a continuation of his job following a change in control, Mr. Hallworth, or his estate, is entitled to continue to receive his base salary for one year following such termination date, plus any bonuses, incentive compensation, or other payments due which, pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Hallworth is subject to a non-competition agreement following termination and certain confidentiality provisions.

Potential Payments Upon Termination or Change-in-Control

For those named executive officers with employment agreements, the following summaries generally describe potential payments payable to such named executive officers upon voluntary termination, termination with cause, termination without cause, termination following a change of control and in the event of disability or death under their current employment agreements.

Voluntary Termination and Termination for Cause.  In the event of the voluntary termination or termination for cause of a named executive officer, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	base salary earned through the termination date;

•	non-equity incentive compensation earned through the termination date;

•	vested stock options as of the termination date; and

•	accrued but unpaid leave such as holidays and vacation under the Company’s paid leave plan as of the termination date. Additionally, Mr. Catalano is entitled to receive accrued but unpaid sick leave as of the termination date.

Cause includes the following, among other things, as defined in the named executive officer employment agreements (i) violation of the material terms of the employment agreement, (ii) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business; or (iii) the employee’s conviction of or a plea of guilty to any felony or crime involving moral turpitude.

Payments Made Upon Death or Disability.  For those named executive officers where employment agreements so provide, in the event of the death or long-term disability of a named executive officer, in addition to the benefits listed under the headings “Voluntary Termination and Termination for Cause” above, the named executive officer will receive benefits under the Company’s long-term disability plan or payments under the Company’s life insurance plan, as appropriate. Additionally, Mr. Catalano is entitled to two-year’s compensation as of the termination date plus an amount equal to the incentive compensation that Mr. Catalano could have earned in the year of termination, not to be less than 45% of Mr. Catalano’s annual base salary on the date of termination. Messrs. Taylor, Pomeroy and Hallworth are entitled to continue to receive their base salary for one year following such termination date. In addition, Messrs. Catalano and Pomeroy are entitled to receive the benefit for 18 months immediately following their termination of all medical insurance under plans and programs in which Messrs. Catalano and Pomeroy and/or their dependents participated. Messrs. Catalano and Pomeroy are also entitled to receive accrued but unpaid sick leave upon death or disability.

Termination without Cause or Termination following a Change in Control.   As discussed above, the Company has entered into Employment Agreements with four of our named executive officers. Pursuant to these agreements, if the named executive officer’s employment is terminated following a change of control (as defined in each of the executive officers’ employment agreements) or if the named executive officer’s employment is terminated without cause, in addition to the benefits listed under the heading “Voluntary Termination and Termination for Cause,” all unexercised stock options issued to the named executive officer under our Amended and Restated Incentive Stock Plan or Amended and Restated 1999 Incentive Stock Plan shall accelerate and immediately vest. Additionally, Mr. Catalano is entitled to two-year’s compensation as of the termination date plus an amount equal to the incentive compensation that Mr. Catalano could have earned in the year of termination, not to be less than 45% of Mr. Catalano’s annual base salary on the date of termination. Messrs. Taylor, Pomeroy and Hallworth are entitled to continue to receive their base salary for one year following such termination date. In addition, Messrs. Catalano and Pomeroy are entitled to receive the benefit for 18 months immediately following their termination of all medical insurance under plans and programs in which Messrs. Catalano and Pomeroy and/or their dependents participated. Messrs. Catalano and Pomeroy are also entitled to receive accrued but unpaid sick leave as of the termination date and they have additional provisions that state that if they terminate their employment within 90 days following a change in control, they will receive all of the same benefits as listed above.

The following tables set forth potential payments payable to our named executive officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Upon Death or Disability
							Accelerated
	Severance Payment				Severance	Continuation of	Vesting of Stock
	— Base Salary		Sick Payment		Payment — Bonus	Insurance Benefits	Options
Name	($)		($)		($)	($)(6)	($)

Michael Catalano	1,050,000	(2)	191,980	(2)	236,250 (5)	19,129	—
Michael W. Taylor	277,000	(3)	—		—	—	—
Richard Hallworth(1)	315,000	(3)	—		—	—	—
Lawrence H. Pomeroy	234,544	(2)	66,533	(2)	—	4,532	—
Dr. Carl J. Keldie, M.D.	—		—		—	—	—

	Upon Termination without Cause or Termination following a Change in Control(8)
	Severance Payment				Severance	Continuation of	Accelerated
	— Base Salary		Sick Payment		Payment — Bonus	Insurance Benefits	Vesting of Stock
Name	($)		($)		($)	($)(6)	Options ($)(7)

Michael Catalano	1,050,000	(2)	191,980	(2)	236,250 (5)	19,129	71,000
Michael W. Taylor	277,000	(3)	—		—	—	28,400
Richard Hallworth(1)	315,000	(3)	—		—	—	98,400
Lawrence H. Pomeroy	234,544	(4)	66,533	(2)	—	4,532	28,400
Dr. Carl J. Keldie, M.D	—		—		—	—	7,100

(1)	Effective March 28, 2006, Richard Hallworth was appointed as Chief Operating Officer of ASG and President and Chief Executive Officer of PHS.

(2)	Amount to be paid out in a lump sum as of the termination date.

(3)	Amount to be paid out at least on a monthly basis for one year following the termination date.

(4)	Amount to be paid out in a lump sum as of the termination date upon a change in control. Upon termination without cause, base salary is to be continued for one year following the termination date.

(5)	Amount is calculated at 45% of Mr. Catalano’s base salary as of December 31, 2006 to be paid out in a lump sum.

(6)	Consists of health, dental, vision, life and disability insurance coverage as applicable. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

(7)	Accelerated vesting of stock option amounts are calculated as the difference between the fair market value of the common stock (based on the closing market price of $15.97 per share as reported on Nasdaq on December 29, 2006), and the respective exercise prices of in-the-money unvested stock options.

(8)	Messrs. Catalano and Pomeroy have additional provisions in their employment agreements that give them the ability to terminate their employment within 90 days following a change in control and receive the same benefits as listed in this table.

Compensation of Directors

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or	Stock		Non-Equity	Deferred
	Paid	Awards	Option	Incentive Plan	Compensation	All Other
	in Cash	($)(3)	Awards	Compensation	Earnings	Compensation	Total
Name	($)	(4)(5)	($)	($)	($)	($)	($)

William D. Eberle	95,422	25,417	—	—	—	—	120,839
Burton C. Einspruch, M.D.	52,726	25,417	—	—	—	—	78,143
William M. Fenimore, Jr.	30,972	28,738	—	—	—	—	59,710
Michael E. Gallagher(1)	51,702	—	—	—	—	—	51,702
John W. Gildea	20,972	28,738	—	—	—	—	49,710
Carol R. Goldberg(2)	49,353	—	—	—	—	—	49,353
William E. Hale	23,972	28,738	—	—	—	—	52,710
John C. McCauley	20,972	28,738	—	—	—	—	49,710
Richard D. Wright	37,500	13,764	—	—	—	—	51,264

(1)	Effective May 6, 2006, Michael E. Gallagher resigned as a director.

(2)	Effective May 8, 2006, Carol R. Goldberg resigned as a director.

(3)	Amounts in this column represent the dollar amount recognized for financial reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS No. 123(R) for all awards granted in or prior to 2006. The restricted shares are valued at the market value of the Company’s common stock on the date of grant and are recognized as compensation expense over the restricted stock’s vesting period.

(4)	The grant date fair value of each stock award to our non-employee directors during 2006 are: Mr. Eberle: $22,005; Dr. Einspruch: $22,005; Mr. Fenimore: $165,045; Mr. Gildea: $165,045; Mr. Hale: $165,045; Mr. McCauley: $165,045; and Mr. Wright: $22,005.

(5)	The aggregate number of potentially forfeitable stock awards that have been granted to each of our non-employee directors as of December 31, 2006: Mr. Eberle: 3,000; Mr. Einspruch: 3,000; Mr. Fenimore: 11,500; Mr. Gildea: 11,500; Mr. Hale: 11,500; Mr. McCauley: 11,500; and Mr. Wright: 2,500.

Base Compensation.  During 2006, we paid each non-employee director an annual retainer of $20,000 for serving on the Board and an additional cash fee of $1,500 per Board meeting. Effective May 6 and May 8, 2006, Mr. Gallagher and Ms. Goldberg resigned as directors; as such, their annual retainer was pro-rated. Messrs. Fenimore, Gildea, Hale and McCauley were elected to the Board on June 14, 2006; as such, their annual retainers were pro-rated. In addition, each non-employee director was reimbursed for out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings. Directors who are also our employees receive no additional compensation for attending Board or committee meetings.

Audit Committee members were compensated an additional cash fee of $2,500 per Audit Committee meeting. The Audit Committee Chair was also paid an annual retainer of $15,000 for serving in this capacity. Effective May 6, 2006, Mr. Gallagher resigned as a director. At the time of his resignation, Mr. Gallagher was serving as Chairperson of the Audit Committee. Effective May 9, 2006, the Board of Directors elected Mr. Eberle to replace Mr. Gallagher as Chairperson of the Audit Committee. As such, the annual retainers for Messrs. Gallagher and Eberle were pro-rated.

Incentive Stock and Compensation Committee members were compensated an additional cash fee of $1,000 per Incentive Stock and Compensation Committee meeting during 2006. The Incentive Stock and Compensation Committee Chair was also paid an annual retainer of $5,000 for serving in this capacity. Effective May 8, 2006, Ms. Goldberg resigned as a director. At the time of her resignation, Ms. Goldberg was serving as Chairperson of the Incentive Stock and Compensation Committee. Effective May 9, 2006, the Board of Directors

elected Dr. Einspruch to replace Ms. Goldberg as Chairperson of the Incentive Stock and Compensation Committee. As such, the annual retainers for Ms. Goldberg and Dr. Einspruch were pro-rated.

Corporate Governance and Nominating Committee members as well as Ethics and Quality Assurance Committee members were compensated an additional cash fee of $1,000 per meeting during 2006. The Ethics and Quality Assurance Committee Chair was also paid an annual retainer of $5,000 for serving in this capacity. Effective June 14, 2006, the Corporate Governance and Nominating Committee Chair was also paid an annual retainer of $5,000 for serving in this capacity. As the approval occurred on June 14, 2006, the annual retainer was pro-rated.

Restricted Stock.  The Board compensation program provides that each new Director (as defined by the Amended and Restated 1999 Incentive Stock Plan) upon election to the Board receive 10,000 restricted shares of stock. Under the terms of the restricted shares, each new Director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over four years beginning on the first anniversary of the date the shares are issued. In addition, each non-employee director receives 1,500 restricted shares of the Company’s common stock on an annual basis. Under the terms of the restricted shares, each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.

Incentive Stock and Compensation Committee Interlocks and Insider Participation

The Incentive Stock and Compensation Committee currently consists of Dr. Einspruch, Mr. Fenimore and Mr. Gildea. On June 14, 2006, Messrs. Fenimore and Gildea were elected to the Incentive Stock and Compensation Committee by the Board. As herein before stated, effective May 6, 2006 and May 8, 2006, Michael E. Gallagher and Carol R. Goldberg resigned as directors, respectively. Mr. Gallagher and Ms. Goldberg were serving on the Incentive Stock and Compensation Committee at the time of their resignations and Ms. Goldberg was serving as Chairperson of the Incentive Stock and Compensation Committee. Effective May 9, 2006, the Board appointed Dr. Einspruch to replace Ms. Goldberg as Chairperson of the Incentive Stock and Compensation Committee. No executive officer of the Company has served as a member of the compensation committee of another entity, one of whose executive officers served on the Incentive Stock and Compensation Committee. No executive officer of the Company has served as a director of another entity, one of whose executive officers served on the Incentive Stock and Compensation Committee. No executive officer of the Company has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006, including the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan.

			Number of Securities
	Number of Securities to be		Remaining Available for
	Issued Upon Exercise	Weighted-Average Exercise	Future Issuance Under Equity
Plan Category	of Outstanding Options	Price of Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders(1)	1,323,007	$17.78	283,592
Equity compensation plans not approved by security holders(2)	40,500	7.04	0

Total	1,363,507	17.47	283,592

(1)	Includes the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan.

(2)	Represents options to purchase shares of our common stock granted to Mr. Pomeroy in 1998. These options are not included in either of the plans referenced above in note (1). The exercise price of these options equals the fair market value of our common stock at the date of grant. The options expire ten years from the date of grant.

CERTAIN TRANSACTIONS

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing and approving and/or ratifying related party transactions, including any transactions that the Company is required to report in its proxy statements under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is responsible for, among other things, hiring the independent registered public accounting firm and reviewing with Ernst & Young LLP (“E&Y”), our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2006 audit, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006;

•	discussed with E&Y the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed and discussed with management our report on internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2006;

•	considered whether the provision of non-audit services by E&Y is compatible with maintaining the independent registered public accounting firm’s independence; and

•	received from and discussed with E&Y the communications from E&Y required by Independence Standards Board Standard No. 1 regarding E&Y’s independence.

Based on the above-mentioned review and the discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

The Audit Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com. Each member of the Audit Committee has been determined to be independent in accordance with the requirements of Nasdaq and the SEC.

The Audit Committee

WILLIAM D. EBERLE, Chair
WILLIAM M. FENIMORE, JR
WILLIAM E. HALE

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for the current year, and the shareholders are requested to ratify this appointment. The Audit Committee also previously retained E&Y to serve as our independent registered public accounting firm with respect to the audit of our financial statements for the years ended December 31, 2004 though 2006. Although the Audit Committee requests ratification of the appointment of E&Y as our independent registered public accounting firm, we reserve the right to undertake a normal bidding process in relation to our engagement of our independent registered public accounting firm, and the ratification of the appointment of E&Y does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. A representative of E&Y will be present at the 2007 Annual Meeting of Stockholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The Board of Directors recommends a vote “For” the ratification of the appointment of E&Y as our independent registered public accounting firm.

Audit Fees

Fees for audit services provided by E&Y totaled $836,000 during 2006. Such fees were associated with the audit of our 2006 consolidated financial statements, the audit of our 2006 assessment of our internal control over financial reporting and reviews of our 2006 quarterly financial statements.

Fees for audit services provided by E&Y totaled $1,342,000 during 2005. Such fees were associated with the audit of our 2005 consolidated financial statements, the audit of our 2005 assessment of our internal control over financial reporting, reviews of our 2005 quarterly financial statements and assistance with responding to an SEC comment letter. Included in these audit services fees is approximately $443,000 of fees associated with the internal investigation into matters at our indirect subsidiary, Secure Pharmacy Plus, LLC.

Audit Related Fees

There were no fees paid for audit related services during 2006.

Fees for audit related services provided by E&Y totaled $323,000 during 2005. These fees include fees associated with due diligence related to a potential acquisition and certain agreed upon procedures.

Tax Fees

There were no fees paid for tax services during 2006 or 2005.

All Other Fees

Fees for our annual subscription to E&Y’s accounting research software totaled $1,500 in 2006.

Fees for our annual subscription to E&Y’s accounting research software totaled $1,500 in 2005.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. For pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved by the Audit Committee.

ADDITIONAL INFORMATION

Proposals for 2008 Annual Meeting of Stockholders

We anticipate that our 2008 meeting will be held during June 2008. Accordingly, any stockholder proposal that is intended to be presented at our 2008 annual meeting of stockholders must be received at our principal executive offices no later than January 9, 2008 and must comply with all other applicable legal requirements in order to be included in our proxy statement and form of proxy for that meeting. If a stockholder wants to bring business before the 2008 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, the shareholder is required to comply with Regulation 14A of the Securities Exchange Act and give written notice to ASG not later than March 25, 2008

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by law to furnish us copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and representations from certain reporting persons that they were not required to file Form 5s for specified fiscal years, we believe that our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2006, except as noted below.

One late Form 4 was filed by William E. Hale, a director, on March 7, 2007 to report the acquisition of 1,150 shares of common stock, of which 330 shares are held indirectly, on December 29, 2006.

Stockholder Communications with our Board of Directors

The Audit Committee and the non-employee directors have established procedures to enable anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee or non-employee directors. Such communications may be confidential or anonymous, and may be emailed, submitted in writing addressed to the Chairman of the Audit Committee, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or reported by phone to a toll-free phone number that is published on the Company’s website at www.asgr.com. All such communications are promptly reviewed by the Company’s Chief Compliance Officer, and any concerns relating to accounting, internal accounting controls, auditing or officer conduct are sent immediately to the non-employee directors or the Audit Committee. General communications to our directors can also be submitted in writing to the Corporate Secretary, America Service Group, Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Annual Report

A copy of our 2006 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2006, accompanies this proxy statement. Our Annual Report on Form 10-K is also available on the SEC’s website at www.sec.gov and our website at www.asgr.com. Additional copies of the printed 2006 Annual Report, including our Annual Report on Form 10-K, may be obtained by any stockholder, without charge, upon written request to the Corporate Secretary, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

AMERICA SERVICE GROUP INC.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 13, 2007
     The undersigned hereby appoints MICHAEL CATALANO and ANDREW L. SCHWARCZ and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of America Service Group Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, June 13, 2007, at 10:00 a.m., local time, at the offices of America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
(Continued, and to be signed, on the other side)

Fold and Detach Here
          Please mark your votes as indicated in this example ☒
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR ALL THE DIRECTORS AND FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
1. To elect eight directors to serve until the 2008 Annual Meeting of Stockholders:

Michael Catalano	William D. Eberle	Burton C. Einspruch, M.D.	William M. Fennimore, Jr.
John W. Gildea	William E. Hale	John C. McCauley	Richard D. Wright

☐	FOR all nominees listed above (except as marked to the contrary above)
☐	WITHHOLD AUTHORITY to vote for all nominees listed above
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm:

☐ For	☐ Against	☐ Abstain
3. In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

Date:	, 2007
Signature(s) of Stockholder(s)

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.